UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 12, 2006

COMPUTER SCIENCES CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	1-4850	95-2043126
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

2100 East Grand Avenue	90245
El Segundo, California	(Zip Code)
(Address of Principal Executive Offices)

Registrant's telephone number, including area code (310) 615-0311

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

The Registrant announced in the press release attached hereto as Exhibit 99.1, that it is soliciting consents from the holders of its $200 million aggregate outstanding principal amount of 6 1/4% Notes due 2009 (the "Notes"). The Registrant is requesting a one-time waiver (the "Proposed Waiver") through March 9, 2007 of any default or event of default under the terms of the indenture governing the Notes, and the consequences thereof, which has arisen or may arise from the Registrant's failure to comply with Section 4.03 of the indenture (the "Reporting Provision") prior to March 9, 2007, which requires the Registrant to file with the trustee, within 15 days after filing with the Securities and Exchange Commission (the "SEC"), copies of the annual reports and the information, documents and other reports required to be filed by it pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended.

On December 8, 2006, the Registrant received a notice of default from Citibank, N.A., acting as trustee, with respect to its default under the Reporting Provision, as well as notices of default from Citibank, N.A., as the trustee under the indentures that govern the Registrant's three other outstanding series of notes with respect to default under the reporting requirements in such indentures. Approval of the Proposed Waiver would effectively extend the existing 30-day cure period in the indenture by 60 days with respect to the Reporting Provision, which is consistent with the cure period for the reporting requirements under the indentures that govern the Registrant's three other outstanding series of notes and similar to the cure period provided in the waiver of default granted on November 17, 2006 by the Registrant's lenders under its $1 billion credit agreement for failure to comply with the reporting covenant in the credit agreement.

As previously announced, the Registrant's Board of Directors has appointed a special committee to conduct an independent investigation into the Registrant's option grant practices. As such, the Registrant has not filed with the SEC or furnished to the Citibank, N.A., as trustee, its Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2006 (the "2007 Second Quarter Report") when due as required pursuant to the Reporting Provision.

The Proposed Waiver shall become effective (the "Effective Date") promptly following the receipt of valid and unrevoked letters of consent from holders as of the record date (the "Consenting Holders") representing a majority of the outstanding aggregate principal amount of the Notes (the "Requisite Consents"). Properly delivered and unrevoked letters of consent may not be revoked after the Effective Date.

Assuming the receipt of the Requisite Consents, on the business day following the expiration of the consent solicitation, or as promptly as practicable thereafter, the Registrant will pay to each Consenting Holder $1.25 for each $1,000 in principal amount of Notes as to which a properly executed letter of consent is received by the Tabulation and Information Agent on or prior to the expiration of the consent solicitation and which is not revoked. If the Registrant has not filed its 2007 Second Quarter Report with the SEC on or before 5:30 p.m., New York City time, on January 5, 2007 (30 days after the Registrant received a notice of default from the trustee regarding the Reporting Provision), the Registrant will pay on the following business day, or as promptly as practicable thereafter, to each Consenting Holder an additional $1.25 for each $1,000 in principal amount of Notes for which a properly executed letter of consent is received by the Tabulation and Information Agent on or prior to the expiration of the consent solicitation and which is not revoked.

Item 9.01. Financial Statements and Exhibits

99.1 Press release dated December 12, 2006 regarding the Registrant's Consent Solicitation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

COMPUTER SCIENCES CORPORATION

Dated: December 13, 2006	By /s/ Donald G. DeBuck
Donald G. DeBuck
Vice President and Controller

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EXHIBIT INDEX

Exhibit

99.1 Press release dated December 12, 2006 regarding the Registrant's Consent Solicitation

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